Exhibit 99.1

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117
(651) 483.2000 www.sjm.com

Contacts:	Angela Craig	Kathleen Janasz
	Investor Relations	Media Relations
	(651) 481-7789	(651) 415-7042

St. Jude Medical Announces Share Repurchase Program Authorization

ST. PAUL, Minn. – Feb. 25, 2008 – St. Jude Medical, Inc. (NYSE:STJ) today announced that its Board of Directors has authorized the Company to repurchase up to $250 million of its common stock. Purchases may be made in the open market, in privately negotiated transactions or otherwise. The manner, timing and amount of any purchases will be determined by the Company's management based on their evaluation of market conditions, stock price and other factors. All purchases will be subject to regulatory considerations. Any shares acquired will be available for general corporate purposes, including offsetting dilution associated with stock option and other equity-based employee benefit plans. The Company had approximately 343 million shares of common stock outstanding as of Dec. 29, 2007.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs approximately 12,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on February 28, 2007 (see pages 13-20) and Quarterly Reports on Form 10-Q filed on August 9, 2007 (see pages 28-29) and November 2, 2007 (see pages 23-24). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.